                                                                    EXHIBIT 10.1

================================================================================

                                CREDIT AGREEMENT

                          DATED AS OF NOVEMBER 12, 2004

                                      AMONG

                       MEADOWBROOK INSURANCE GROUP, INC.,
                                 AS THE COMPANY

                                       AND

                   STANDARD FEDERAL BANK NATIONAL ASSOCIATION,
                                    AS LENDER

================================================================================

SECTION 1    DEFINITIONS................................................................................................     1
      1.1    Definitions................................................................................................     1
      1.2    Other Interpretive Provisions..............................................................................    15

SECTION 2    COMMITMENTS OF THE LENDER; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES...........................    16
      2.1    Commitments................................................................................................    16
             2.1.1        Revolving Loan Commitment.....................................................................    16
             2.1.2        L/C Commitment................................................................................    16
      2.2    Loan Procedures............................................................................................    16
             2.2.1        Various Types of Loans........................................................................    16
             2.2.2        Borrowing Procedures..........................................................................    16
             2.2.3        Conversion and Continuation Procedures........................................................    17
             2.2.4        Swing Line Facility...........................................................................    18
      2.3    Letter of Credit Procedures................................................................................    19
             2.3.1        L/C Applications..............................................................................    19
             2.3.2        Reimbursement Obligations.....................................................................    19
      2.4    Certain Conditions.........................................................................................    20

SECTION 3    EVIDENCING OF LOANS........................................................................................    20
      3.1    Note.......................................................................................................    20
      3.2    Recordkeeping..............................................................................................    20

SECTION 4    INTEREST...................................................................................................    20
      4.1    Interest Rates.............................................................................................    20
      4.2    Interest Payment Dates.....................................................................................    21
      4.3    Setting and Notice of LIBOR Rates..........................................................................    21
      4.4    Computation of Interest....................................................................................    21

SECTION 5    FEES.......................................................................................................    21
      5.1    Non-Use Fee................................................................................................    21
      5.2    Letter of Credit Fees......................................................................................    21

SECTION 6    REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS..........................................    22
      6.1    Reduction or Termination of the Revolving Commitment.......................................................    22
             6.1.1        Voluntary Reduction or Termination of the Revolving Commitment................................    22
             6.1.2        Mandatory Reductions of Revolving Commitment..................................................    22
             6.1.3        All Reductions of the Revolving Commitment....................................................    22
      6.2    Prepayments................................................................................................    22
             6.2.1        Voluntary Prepayments.........................................................................    22
      6.3    Manner of Prepayments......................................................................................    23
             6.3.1        All Prepayments...............................................................................    23
      6.4    Repayments.................................................................................................    23
             6.4.1        Revolving Loans...............................................................................    23

SECTION 7    MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES............................................................    23
      7.1    Making of Payments.........................................................................................    23
      7.2    Application of Certain Payments............................................................................    23
      7.3    Due Date Extension.........................................................................................    24
      7.4    Setoff.....................................................................................................    24
      7.5    Taxes......................................................................................................    24

SECTION 8    INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS........................................................    25
      8.1    Increased Costs............................................................................................    25
      8.2    Basis for Determining Interest Rate Inadequate or Unfair...................................................    25
      8.3    Changes in Law Rendering LIBOR Loans Unlawful..............................................................    26
      8.4    Funding Losses.............................................................................................    26
      8.5    Right of Lender to Fund through Other Offices..............................................................    27
      8.6    Discretion of Lender as to Manner of Funding...............................................................    27
      8.7    Conclusiveness of Statements; Survival of Provisions.......................................................    27

SECTION 9    REPRESENTATIONS AND WARRANTIES.............................................................................    27
      9.1    Organization...............................................................................................    27
      9.2    Authorization; No Conflict.................................................................................    27
      9.3    Validity and Binding Nature................................................................................    28
      9.4    Financial Condition........................................................................................    28
      9.5    No Material Adverse Change.................................................................................    28
      9.6    Litigation and Contingent Liabilities......................................................................    28
      9.7    Ownership of Properties; Liens.............................................................................    28
      9.8    Equity Ownership; Subsidiaries.............................................................................    28
      9.9    Pension Plans..............................................................................................    28
      9.10   Investment Company Act.....................................................................................    29
      9.11   Public Utility Holding Company Act.........................................................................    29
      9.12   Regulation U...............................................................................................    29
      9.13   Taxes......................................................................................................    29
      9.14   Solvency, etc..............................................................................................    30
      9.15   Environmental Matters......................................................................................    30
      9.16   Insurance..................................................................................................    30
      9.17   Real Property..............................................................................................    31
      9.18   Information................................................................................................    31
      9.19   Intellectual Property......................................................................................    31
      9.20   Burdensome Obligations.....................................................................................    31
      9.21   Labor Matters..............................................................................................    31
      9.22   No Default.................................................................................................    31
      9.23   Subordinated Debt..........................................................................................    31

SECTION 10   AFFIRMATIVE COVENANTS......................................................................................    32
      10.1   Reports, Certificates and Other Information................................................................    32
             10.1.1       Annual Report.................................................................................    32
             10.1.2       Interim Reports...............................................................................    32
             10.1.3       Compliance Certificates.......................................................................    33
             10.1.4       Reports to the SEC and to Shareholders........................................................    33

             10.1.5       Notice of Default, Litigation and ERISA Matters...............................................    33
             10.1.6       Management Reports............................................................................    34
             10.1.7       Projections...................................................................................    34
             10.1.8       Subordinated Debt Notices.....................................................................    34
             10.1.9       Other Information.............................................................................    34
      10.2   Books, Records and Inspections.............................................................................    34
      10.3   Maintenance of Property; Insurance.........................................................................    35
      10.4   Compliance with Laws; Payment of Taxes and Liabilities.....................................................    36
      10.5   Maintenance of Existence, etc..............................................................................    36
      10.6   Use of Proceeds............................................................................................    36
      10.7   Employee Benefit Plans.....................................................................................    36
      10.8   Environmental Matters......................................................................................    37
      10.9   Further Assurances.........................................................................................    37
      10.10  Deposit Accounts...........................................................................................    37
      10.11  Syndication................................................................................................    37

SECTION 11   NEGATIVE COVENANTS.........................................................................................    38
      11.1   Debt.......................................................................................................    38
      11.2   Liens......................................................................................................    39
      11.3   Operating Leases...........................................................................................    40
      11.4   Restricted Payments........................................................................................    40
      11.5   Mergers, Consolidations, Sales.............................................................................    40
      11.6   Modification of Organizational Documents...................................................................    41
      11.7   Transactions with Affiliates...............................................................................    41
      11.8   Unconditional Purchase Obligations.........................................................................    41
      11.9   Inconsistent Agreements....................................................................................    41
      11.10  Business Activities; Issuance of Equity....................................................................    42
      11.11  Investments................................................................................................    42
      11.12  [Intentionally Omitted]....................................................................................    43
      11.13  Fiscal Year................................................................................................    43
      11.14  Financial Covenants........................................................................................    43
             11.14.1      A.M. BEST Rating..............................................................................    43
             11.14.2      Interest Coverage Ratio.......................................................................    43
             11.14.3      Minimum Adjusted Net Worth....................................................................    43
             11.14.4      Minimum Risk Based Capital Ratio for Star Insurance Company...................................    43
      11.15  Cancellation of Debt.......................................................................................    44

SECTION 12   EFFECTIVENESS; CONDITIONS OF LENDING, ETC..................................................................    44
      12.1   Initial Credit Extension...................................................................................    44
             12.1.1       Notes.........................................................................................    44
             12.1.2       Authorization Documents.......................................................................    44
             12.1.3       Consents, etc.................................................................................    44
             12.1.4       Letter of Direction...........................................................................    45
             12.1.5       Guaranty and Collateral Agreement.............................................................    45
             12.1.6       Perfection Certificate........................................................................    45
             12.1.7       Subordination Agreements......................................................................    45
             12.1.8       Opinion of Counsel............................................................................    45

             12.1.9       Insurance.....................................................................................    45
             12.1.10      Copies of Documents...........................................................................    45
             12.1.11      Payment of Initial Fees.......................................................................    45
             12.1.12      Search Results; Lien Terminations.............................................................    45
             12.1.13      Filings, Registrations and Recordings.........................................................    45
             12.1.14      Closing Certificate, Consents and Permits.....................................................    45
             12.1.15      Other.........................................................................................    46
      12.2   Conditions.................................................................................................    46
             12.2.1       Compliance with Warranties, No Default, etc...................................................    46
             12.2.2       Confirmatory Certificate......................................................................    46

SECTION 13   EVENTS OF DEFAULT AND THEIR EFFECT.........................................................................    46
      13.1   Events of Default..........................................................................................    46
             13.1.1       Non-Payment of the Loans, etc.................................................................    46
             13.1.2       Non-Payment of Other Debt.....................................................................    47
             13.1.3       Other Material Obligations....................................................................    47
             13.1.4       Bankruptcy, Insolvency, etc...................................................................    47
             13.1.5       Non-Compliance with Loan Documents............................................................    47
             13.1.6       Representations; Warranties...................................................................    47
             13.1.7       Pension Plans.................................................................................    47
             13.1.8       Judgments.....................................................................................    48
             13.1.9       Invalidity of Collateral Documents, etc.......................................................    48
             13.1.10      Invalidity of Subordination Provisions, etc...................................................    48
             13.1.11      Change of Control.............................................................................    48
             13.1.12      Material Adverse Effect.......................................................................    48
      13.2   Effect of Event of Default.................................................................................    48

SECTION 14   GENERAL....................................................................................................    49
      14.1   Waiver; Amendments.........................................................................................    49
      14.2   Confirmations..............................................................................................    49
      14.3   Notices....................................................................................................    49
      14.4   Computations...............................................................................................    49
      14.5   Costs, Expenses and Taxes..................................................................................    50
      14.6   Assignments; Participations................................................................................    50
             14.6.1       Assignments...................................................................................    50
             14.6.2       Participations................................................................................    51
      14.7   Register...................................................................................................    51
      14.8   GOVERNING LAW..............................................................................................    52
      14.9   Confidentiality............................................................................................    52
      14.10  Severability...............................................................................................    52
      14.11  Nature of Remedies.........................................................................................    52
      14.12  Entire Agreement...........................................................................................    53
      14.13  Counterparts...............................................................................................    53
      14.14  Successors and Assigns.....................................................................................    53
      14.15  Captions...................................................................................................    53
      14.16  Customer Identification - USA Patriot Act Notice...........................................................    53
      14.17  Indemnification by the Company.............................................................................    53

      14.18  Nonliability of Lender.....................................................................................    54
      14.19  Forum Selection and Consent to Jurisdiction................................................................    55
      14.20  Waiver of Jury Trial.......................................................................................    55

                                     ANNEXES

ANNEX B              Addresses for Notices

                                    SCHEDULES

SCHEDULE 1.1         Debentures/Indentures

SCHEDULE 1.1(B)      Subsidiaries of the Company

SCHEDULE 9.8         Equity Ownership

SCHEDULE 11.2        Permitted Liens

SCHEDULE 12.1        Debt to be Repaid

                                    EXHIBITS

EXHIBIT A            Form of Note (Section 3.1)

EXHIBIT B            Form of Compliance Certificate (Section 10.1.3)

EXHIBIT D            Form of Notice of Borrowing (Section 2.2.2)

EXHIBIT E            Form of Notice of Conversion/Continuation (Section 2.2.3)

                                CREDIT AGREEMENT

      THIS CREDIT AGREEMENT dated as of NOVEMBER 12, 2004 (this "Agreement") is entered into among MEADOWBROOK INSURANCE GROUP, INC. (the "Company"), and STANDARD FEDERAL BANK NATIONAL ASSOCIATION (as "Lender") (and as Administrative Agent for the "Participants" as defined herein).

      The Lender has agreed to make available to the Company a revolving credit facility upon the terms and conditions set forth herein.

      In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

      SECTION 1 DEFINITIONS.

      1.1 Definitions. When used herein the following terms shall have the following meanings:

      Account Debtor is defined in the Security Agreement.

      Account or Accounts is defined in the UCC.

      Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

      Adjusted EBITDA means as of any Determination Date, without duplication, the sum of (a) net income of Company, Meadowbrook, Inc., ASI, Inc., any Subsidiary which is not an Insurance Subsidiary or a Subsidiary regulated by any regulatory agency that regulates insurance companies and Crest Financial Corporation for the four preceding fiscal quarters ending on such date of determination, plus, to the extent deducted in determining net income, depreciation and amortization for such period, taxes on income for such period, any non-cash impairment charges relating to intangible assets, and Interest Expense for such period, plus (b) an amount equal to fifty percent (50%) of the sum of net income of American Indemnity Insurance Company Ltd. for the four preceding fiscal quarters ending on such date of determination, plus, to the extent deducted in determining such net income, depreciation and amortization for such period, taxes on income for such period and Interest Expense for such period, plus, (c) an amount equal to 100% of the sum of the net income of PICL for the four preceding fiscal quarters ending on such date of determination, plus, to the extent deducted in determining such net income, depreciation and amortization for such periods, taxes on income for such period and Interest Expense for such period, plus (d) one hundred percent (100%) of the amount available to be distributed by Star

Insurance Company or any other Insurance Subsidiary now owned by Star Insurance Company to Company as of such date of determination, plus (e) dividends actually paid in cash by Star Insurance Company and any other Insurance Subsidiary not owned by Star Insurance Company to Company during such period.

      Administrative Agent means Standard Federal in its capacity as Administrative Agent for the Participants hereunder and any successor thereto in such capacity.

      Affected Loan - see Section 8.3.

      Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to Lender, any entity administered or managed by Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be "controlled by" any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

      Agreement - see the Preamble.

      Applicable Margin means, for any day, the rate per annum set forth below opposite the level (the "Level") then in effect, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage expressed in basis points ("bps") set forth under the column "LIBOR Margin", (ii) Base Rate Loans shall be the percentage expressed in basis points set forth under the column "Base Rate Margin", (iii) the Non-Use Fee Rate shall be the percentage expressed in basis points set forth under the column "Non-Use Fee Rate", and (iv) the L/C Fee shall be the percentage set forth under the column "L/C Fee Rate": *( ) denotes a negative margin.

                             ADJUSTED EBITDA AS                   LIBOR         BASE RATE       NON-USE       L/C FEE
LEVEL                    DEFINED IN THIS AGREEMENT                MARGIN         MARGIN         FEE RATE        RATE
-----            ------------------------------------------       ------        ---------       --------      -------
I                Greater than or equal to 15,000,000.00 USD       125 bps        (75) bps        15 bps        1.25%

II               Greater than or equal to $7,500,000.00           150 bps        (50) bps        20 bps        1.50%
                 but less than $15,000,000.00

III              Less than $7,500,000.00                          175 bps        (25) bps        25 bps        1.75%

      The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be adjusted, to the extent applicable, on the second (2nd) Business Day after the Company provides or is required to provide the annual and quarterly financial statements and other information pursuant Section 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to
Section 10.1.3. Adjusted EBITDA and in turn the Applicable Margin shall be measured quarterly on a rolling four-quarter basis (each such measurement date, a "Determination Date"). Notwithstanding anything contained in this paragraph to the contrary,

(a) if the Company fails to deliver such financial statements and/or Compliance Certificate in accordance with the provisions of Section 10.1.1, 10.1.2 and 10.1.3, the LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon Level III above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the second (2nd) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Adjusted EBITDA Level; (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing; and (c) the initial Applicable Margin on the Closing Date shall be based on Level II until the date on which the Compliance Certificate is required to be delivered for the Fiscal Year ending December 31, 2004.

      ASI means Association Self Insurance Services, Inc.

      Asset Disposition means the sale, lease, assignment or other transfer for value (each, a "Disposition") by any Loan Party to any Person (other than a Loan Party) of any asset or right of such Loan Party (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Loan Party) condemnation, confiscation, requisition, seizure or taking thereof) other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 30 days with another asset performing the same or a similar function, (b) the sale or lease of inventory in the ordinary course of business and (c) other Dispositions in any Fiscal Year the Net Proceeds of which do not in the aggregate exceed $1,000,000.

      Assignee - see Section 14.6.1.

      Assignment Agreement - see Section 14.6.1.

      Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

      Bank Product Agreements means those certain cash management service agreements entered into from time to time between any Loan Party and Lender or its Affiliates in connection with any of the Bank Products.

      Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Lender as a result of the Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

      Bank Products means any service or facility extended to any Loan Party by Lender or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

      Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

      Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

      Base Rate Margin - see the definition of Applicable Margin.

      BSA - see Section 10.4.

      Business Day means any day on which Lender is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

      Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

      Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

      Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a Trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

      Cash Collateralize means to deliver cash collateral to the Lender, to be held as cash Collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to the Lender. Derivatives of such term have corresponding meanings.

      Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by Lender or its holding company) rated at least A-l by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody's Investors Service, Inc., (c) any certificate of deposit, time deposit or banker's acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of Lender (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Lender.

      Change of Control means the occurrence of any of the following events: (a) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934 shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 20% of the outstanding securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of the Company having voting rights in the election of directors under normal circumstances; (b) the Company shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Capital Securities of each Subsidiary; or (c) a majority of the members of the Board of Directors of the Company shall cease to be Continuing Members. For purposes of the foregoing, "Continuing Member" means a member of the Board of Directors of the Company who either (i) was a member of the Company's Board of Directors on the day before the Closing Date and has been such continuously thereafter or
(ii) became a member of such Board of Directors after the day before the Closing Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Company's Board of Directors.

      Closing Date - see Section 12.1.

      Code means the Internal Revenue Code of 1986, as amended.

      Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to the Lender pursuant to which a mortgagee or lessor of real property on which collateral is stored or otherwise located, acknowledges the Liens of the Lender and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Lender reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

      Collateral Documents means, collectively, each Guaranty, the Security Agreement, and any other agreement or instrument pursuant to which the Company, any Subsidiary or any other Person grants or purports to grant collateral to the Lender or otherwise relates to such collateral.

      Commitment means Lender's commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement.

      Company - see the Preamble.

      Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.

      Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

      Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or
(iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

      Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

      De Minimis Matters means environmental or other matters, the existence of which and any liability which may result therefrom, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or businesses of the Company and its Subsidiaries (taken as a whole) or on the ability of the Company and Subsidiaries (taken as a whole) to pay their debts, as such debts become due which does not otherwise constitute or create an Event of Default.

      Debt of any Person means, without duplication, (a) all indebtedness of such Person, (b) all borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business),
(e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers' acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (g) all Hedging Obligations of such Person,
(h) all Contingent Liabilities of such Person and (i) all Debt of any partnership of which such Person is a general partner.

      Debt to be Repaid means Debt listed on Schedule 12.1.

      Designated Proceeds - see Section 6.1.2.

      Dollar and the sign "$" mean lawful money of the United States of America.

      Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

      Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

      ERISA means the Employee Retirement Income Security Act of 1974.

      Event of Default means any of the events described in Section 13.1.

      Excluded Taxes means taxes based upon, or measured by, the Lender's (or a branch of the Lender's) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which Lender is organized, (b) in a jurisdiction which the Lender's principal office is located, or (c) in a jurisdiction in which Lender's lending office (or branch) in respect of which payments under this Agreement are made is located.

      Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender. The Lender's determination of such rate shall be binding and conclusive absent manifest error.

      Fiscal Quarter means a fiscal quarter of a Fiscal Year.

      Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on DECEMBER 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 2003") refer to the Fiscal Year ending on DECEMBER 31 of such calendar year.

      FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

      Funded Debt means, as to any Person, all Debt of such Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date).

      GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

      Group - see Section 2.2.1.

      Guarantor means Meadowbrook Inc. and Crest Financial Corp.

      Guaranty means the Guaranty dated as of the date hereof executed and delivered by the Guarantor, together with any joinders thereto and any other guaranty and collateral agreement executed by a Loan Party, in each case in form and substance satisfactory to the Lender.

      Hazardous Substances means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of "hazardous substances", "hazardous waste", "hazardous materials", "extremely hazardous substances", "restricted hazardous waste", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

      Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

      Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person's obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

      Indemnified Liabilities - see Section 14.17.

      Insurance Subsidiaries means Savers Property and Casualty Insurance Company ("Savers"), Star Insurance Company ("Star"), American Indemnity Insurance Co. Ltd. ("American"), Williamsburg National Insurance Company ("WNIC"), Ameritrust Insurance Corporation ("Ameritrust") and any other Subsidiary of Company engaged in the issuance of insurance policies.

      Interest Coverage Ratio means, for any Computation Period, the ratio of
(a) Adjusted EBITDA for such Computation Period plus the balance of the Cash Accounts for the Company and its Subsidiaries, except the Insurance Subsidiaries; less cash dividends due in respect of such Computation Period to
(b) cash Interest Expense for such Computation Period.

      Interest Expense means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases).

      Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three, six, nine or twelve months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

                  (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                  (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                  (c) the Company may not select any Interest Period for a
            Revolving Loan which would extend beyond the scheduled Termination Date; and

      Investment means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

      Issuing Lender means Lender, in its capacity as the issuer of Letters of Credit hereunder, or any Affiliate of Lender that may from time to time issue Letters of Credit, and their successors and assigns in such capacity.

      LaSalle National Association means the initial Participant.

      L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Lender at the time of such request for the type of letter of credit requested.

      L/C Fee Rate - see the definition of Applicable Margin.

      Lender - see the Preamble. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement, the Participation Agreement, and the Collateral Documents, the term "Lender" shall include Participant, and Affiliates of Lender providing a Bank Product.

      Letter of Credit - see Section 2.1.2.

      LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

      LIBOR Margin - see the definition of Applicable Margin.

      LIBOR Office means with respect to Lender the office or offices of Lender which shall be making or maintaining the LIBOR Loans of Lender hereunder. A LIBOR Office of Lender may be, at the option of Lender, either a domestic or foreign office.

      LIBOR Rate means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Lender in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the LIBOR Rate is otherwise determined by the Lender in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. The Lender's determination of the LIBOR Rate shall be conclusive, absent manifest error.

      Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

      Loan Documents means this Agreement, the Note, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Participation Agreement by and between Lender and Participant of even date herewith, the Collateral Documents, the Subordination Agreements, if any, and all documents, instruments and agreements delivered in connection with the foregoing.

      Loan Party means the Company and each Subsidiary, except to the extent a Subsidiary or group of Subsidiaries is specifically excepted or excluded by the provisions of this Agreement.

      Loan or Loans means, as the context may require, Revolving Loans, and/or Swing Line Loans.

      Mandatory Prepayment Event - see Section 6.2.2.

      Master Letter of Credit Agreement means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by the Issuing Lender at such time.

      Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

      Multiemployer Pension Plan means a multiemployer plan, as defined in
Section 4001(a)(3) of ERISA, to which the Company or any other member of the Controlled Group may have any liability.

      Net Cash Proceeds means:

      (a) with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of
            (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);

      (b) with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters' commissions); and

      (c) with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters' and placement fees).

      Non-Use Fee Rate - see the definition of Applicable Margin.

      Note means a promissory note substantially in the form of Exhibit A.

      Notice of Borrowing - see Section 2.2.2.

      Notice of Conversion/Continuation - see Section 2.2.3.

      Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of each Loan Party in respect of Letters of Credit and surety bonds, all Hedging Obligations permitted hereunder which are owed to Lender or its Affiliate, and all Bank Products Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

      OFAC - see Section 10.4.

      Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.

      PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

      Participant means LaSalle Bank National Association; see also Section 14.6.2.

      Pension Plan means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

      Permitted Lien means a Lien expressly permitted hereunder pursuant to
Section 11.2.

      Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

      PICL means Preferred Insurance Company, Ltd.

      Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Lender as its prime rate (whether or not such rate is actually charged by the Lender), which is not intended to be the Lender's lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Lender shall not be obligated to give notice of any change in the Prime Rate.

      Refunded Swing Line Loan - see Section 2.2.4(c).

      Regulation D means Regulation D of the FRB.

      Regulation U means Regulation U of the FRB.

      Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

      Revolving Commitment means $25,000,000, as reduced from time to time pursuant to Section 6.1.

      Revolving Loan - see Section 2.1.1.

      Revolving Loan Availability means the lesser of (i) the Revolving Commitment and (ii) the Revolving Commitment as otherwise reduced or terminated pursuant to the provisions of this Agreement.

      Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.

      SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

      Security Agreement means each Security Agreement dated as of the date hereof executed and delivered by the Company and each Subsidiary which is listed as a signatory to the Security Agreement, together with any joinders thereto and any other guaranty and collateral agreement executed by a Loan Party, in each case in form and substance satisfactory to the Lender.

      Senior Debt means all Debt of the Company and its Subsidiaries to the Lender.

      Senior Officer means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer of such Loan Party.

      Subordinated Debt means (a) the Debentures/Indentures listed on Schedule 1.1; and (b) any other unsecured Debt of the Company which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Lender; and (c) any Debt of the Company or any Subsidiary owing to any Person other than Lender, their affiliates or assigns.

      Subordinated Debt Documents means all documents and instruments relating to the Subordinated Debt and all amendments and modifications thereof approved by the Lender.

      Subordination Agreements means all subordination agreements executed by a holder of Subordinated Debt in favor of the Administrative Agent and the Lender from time to time after the Closing Date, as the Administrative Agent may request from time to time.

      Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company. For purposes of this Agreement, Liberty Premium Finance, Inc. ("Liberty") shall not be considered a Subsidiary.

      Swing Line Availability means the lesser (a) the Swing Line Commitment Amount and (b) Revolving Loan Availability (less Revolving Outstandings at such time).

      Swing Line Commitment Amount means $2,500,000, as reduced from time to time pursuant to Section 6.1, which commitment constitutes a subfacility of the Revolving Commitment of the Swing Line Lender.

      Swing Line Lender means Lender or its assignee.

      Swing Line Loan - see Section 2.2.4.

      Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

      Termination Date means the earlier to occur of (a) NOVEMBER 11, 2007 or
(b) such other date on which the Commitments terminate pursuant to Section 6 or 13, or otherwise pursuant to this Agreement or the other Loan Documents.

      Termination Event means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Company or any other member of the Controlled Group from such Pension Plan during a plan year in which Company or any other member of the Controlled Group was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under
Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

      Total Debt means all Debt of the Company and its Subsidiaries, determined on a consolidated basis, excluding (a) contingent obligations in respect of Contingent Liabilities (except to the extent constituting Contingent Liabilities in respect of Debt of a Person other than any Loan Party), (b) Hedging Obligations, (c) Debt of the Company to Subsidiaries and Debt of Subsidiaries to the Company or to other Subsidiaries and (d) contingent obligations in respect of undrawn letters of credit.

      Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

      type - see Section 2.2.1.

      UCC is defined in the Security Agreement.

      Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

      Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

      Wholly-Owned Subsidiary means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors' qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

      1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

      (b) Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

      (c) The term "including" is not limiting and means "including without limitation."

      (d) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

      (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

      (f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

      (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Lender, the Company, the Lender and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Lender merely because of the Lender's involvement in their preparation.

SECTION 2 COMMITMENTS OF THE LENDER; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

      2.1 Commitments. On and subject to the terms and conditions of this Agreement, Lender agrees to make loans to, and to issue or participate in letters of credit for the account of, the Company as follows:

      2.1.1 Revolving Loan Commitment. Lender agrees to make loans on a revolving basis ("Revolving Loans") from time to time until the Termination Date in aggregate amounts as the Company may request from Lender; provided that the Revolving Outstandings will not at any time exceed Revolving Loan Availability (less the amount of any Swing Line Loans outstanding at such time).

      2.1.2 L/C Commitment. Subject to Section 2.3.1, the Issuing Lender agrees to issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Lender (each, a "Letter of Credit"), at the request of and for the account of the Company from time to time before the scheduled Termination Date and, as more fully set forth in Section 2.3.2, Lender agrees to purchase a participation in each such Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $2,500,000 and (b) the Revolving Outstandings shall not at any time exceed Revolving Loan Availability (less the amount of any Swing Line Loans outstanding at such time).

      2.2 Loan Procedures.

      2.2.1 Various Types of Loans. Each Revolving Loan shall be, and may be divided into tranches which are, either a Base Rate Loan or a LIBOR Loan (each a "type" of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a "Group" or collectively "Groups". Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than five (5) different Groups of LIBOR Loans shall be outstanding at any one time.

      2.2.2 Borrowing Procedures. The Company shall give written notice (each such written notice, a "Notice of Borrowing") substantially in the form of Exhibit D or telephonic notice (followed immediately by a Notice of Borrowing) to the Lender of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 12:00 P.M., Chicago/Central Time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 12:00 P.M., Chicago/Central Time, at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Lender, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Each Base Rate borrowing shall be in an aggregate amount of at least $250,000 and an integral multiple of $25,000, and each LIBOR borrowing shall be in an aggregate amount of at least $500,000 and an integral multiple of at least $50,000.

      2.2.3 Conversion and Continuation Procedures. (a) Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Lender in accordance with clause (b) below:

            (A) elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $500,000 or a higher integral multiple of $50,000) into Loans of the other type; or

            (B) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $500,000 or a higher integral multiple of $50,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $500,000 and an integral multiple of $50,000.

      (b) The Company shall give written notice (each such written notice, a "Notice of Conversion/Continuation") substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Lender of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 12:00 P.M., Chicago/Central Time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 12:00 P.M., Chicago/Central Time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

            (A) the proposed date of conversion or continuation;

            (B) the aggregate amount of Loans to be converted or continued;

            (C) the type of Loans resulting from the proposed conversion or continuation; and

            (D) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

      (c) If upon the expiration of any Interest Period applicable to LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Company shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

      (d) The Lender will promptly notify Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion.

      (e) Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

      2.2.4 Swing Line Facility.

      (a) The Lender shall notify the Swing Line Lender upon the Lender's receipt of any Notice of Borrowing. Subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion, make available from time to time until the Termination Date advances (each, a "Swing Line Loan") in accordance with any such notice, notwithstanding that after making a requested Swing Line Loan, the sum of the Swing Line Lender's Share of the Revolving Outstanding and all outstanding Swing Line Loans, may exceed the Swing Line Lender's Share of the Revolving Commitment. The provisions of this Section 2.2.4 shall not relieve Lender of its obligation to make Revolving Loans under Section 2.1.1; provided that if the Swing Line Lender makes a Swing Line Loan pursuant to any such notice, such Swing Line Loan shall be in lieu of any Revolving Loan that otherwise may be made by the Lender pursuant to such notice. The aggregate amount of Swing Line Loans outstanding shall not exceed at any time Swing Line Availability. Until the Termination Date, the Company may from time to time borrow, repay and reborrow under this Section 2.2.4. Each Swing Line Loan shall be made pursuant to a Notice of Borrowing delivered by the Company to the Lender in accordance with Section 2.2.2. Any such notice must be given no later than 12:00 P.M., Chicago/Central Time, on the Business Day of the proposed Swing Line Loan. The Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 12.2, be entitled to fund that Swing Line Loan, and to have Lender make Revolving Loans in accordance with Section 2.2.4(c) or purchase participating interests in accordance with Section 2.2.4(d). Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Base Rate Loan. The Company shall repay the aggregate outstanding principal amount of each Swing Line Loan upon demand therefor by the Lender.

      (b) The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date if not sooner paid in full.

      (c) The Swing Line Lender, at any time and from time to time no less frequently than once weekly, shall on behalf of the Company (and the Company hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Participant with a Revolving Commitment (including the Swing Line Lender) to make a Revolving Loan to the Company (which shall be a Base Rate
Loan) in an amount equal to that Participant's Share of the principal amount of all Swing Line Loans (the "Refunded Swing Line Loan") outstanding on the date such notice is given. Unless any of the events described in Section 13.1.4 has occurred (in which event the procedures of Section 2.2.4(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Participant shall disburse directly to the Lender, its Share on behalf of the Swing Line Lender, prior to [12:00 P.M.], Chicago/Central Time, in immediately available funds on the date that notice is given (provided that such notice is given by 12:00 P.M.., Chicago/Central Time, on such date). The proceeds of those Revolving Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

      (d) If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.2.4(c), one of the events described in Section 13.1.4 has occurred, then, subject to the provisions of Section 2.2.4(e) below, each Participant shall, on the date such Revolving Loan was to have been made for the benefit of the Company, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Share of such Swing Line Loan. Upon request, each Participant shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

      (e) The obligations to make Revolving Loans in accordance with Section 2.2.4(c) and to purchase participation interests in accordance with Section 2.2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Participant may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Unmatured Event of Default or Event of Default; (iii) any inability of the Company to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

      2.3 Letter of Credit Procedures.

      2.3.1 L/C Applications. The Company shall execute and deliver to the Issuing Lender the Master Letter of Credit Agreement from time to time in effect. The Company shall give notice to the Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects satisfactory to the Issuing Lender, together with such other documentation as the Lender or the Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the scheduled Termination Date (unless such Letter of Credit is Cash Collateralized)) and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the scheduled Termination Date which is Cash Collateralized for the benefit of the Issuing Lender shall be the sole responsibility of the Issuing Lender. So long as the Issuing Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Lender shall issue such Letter of Credit on the requested issuance date. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

      2.3.2 Reimbursement Obligations. (a) The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Lender for each payment or disbursement made by the Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Lender is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Lender of such payment or disbursement, 2%. The Issuing Lender shall notify the Company and the Lender whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Lender to so notify the Company shall not affect the rights of the Issuing Lender in any manner whatsoever.

      (b)The Company's reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Issuing Lender, any Participant or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which the Issuing Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof.

      2.4 Certain Conditions. Except as otherwise provided in this Agreement, Lender shall have no obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Lender shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

      SECTION 3 EVIDENCING OF LOANS.

      3.1 Note. The Loans of Lender shall be evidenced by the Note payable to the order of Lender in a face principal amount equal to Revolving Loan Commitment.

      3.2 Recordkeeping. The Lender shall record in its records, the date and amount of each Loan made by Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Company hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

      SECTION 4  INTEREST.

      4.1 Interest Rates. The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

      (a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and

      (b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;

provided that at any time an Event of Default exists, unless the Lender otherwise consents in writing, the interest rate applicable to each Loan shall be increased by 2% (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus 2%), provided further that such increase may thereafter be rescinded by the Lender, notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 13.1.1 or 13.1.4, such increase shall occur automatically.

      4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the FIRST day of each calendar quarter and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three months, on the three-month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

      4.3 Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by the Lender, and notice thereof shall be given by the Lender promptly to the Company and Lender. Each determination of the applicable LIBOR Rate by the Lender shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Lender shall, upon written request of the Company or Lender, deliver to the Company or Lender a statement showing the computations used by the Lender in determining any applicable LIBOR Rate hereunder.

      4.4 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

      SECTION 5 FEES.

      5.1 Non-Use Fee. The Company agrees to pay to the Lender for the account of Lender a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of Lender's Share (as adjusted from time to time) of the unused amount of the Revolving Commitment. For purposes of calculating usage under this Section, the Revolving Commitment shall be deemed used to the extent of Revolving Outstandings. Such non-use fee shall be payable in arrears on the FIRST day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

      5.2 Letter of Credit Fees. (a) The Company agrees to pay to the Lender for the account of Lender a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of Lender's Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, unless the Lender otherwise consent, the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the FIRST day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

      (b) In addition, with respect to each Letter of Credit, the Company agrees to pay to the Issuing Lender, for its own account, (i) such fees and expenses as the Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount and at the times agreed to by the Company and the Issuing Lender.

      SECTION 6 REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT;
                PREPAYMENTS.

      6.1 Reduction or Termination of the Revolving Commitment.

      6.1.1 Voluntary Reduction or Termination of the Revolving Commitment. The Company may from time to time on at least five Business Days' prior written notice received by the Lender (which shall promptly advise Lender thereof) permanently reduce the Revolving Commitment to an amount not less than the Revolving Outstandings plus the outstanding amount of all Swing Line Loans. Any such reduction shall be in an amount not less than $1,000,000 or a higher integral multiple of $500,000. Concurrently with any reduction of the Revolving Commitment to zero, the Company shall pay all interest on the Revolving Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

      6.1.2 Mandatory Reductions of Revolving Commitment. On the date of any Mandatory Prepayment Event, the Revolving Commitment shall be permanently reduced by an amount (if any) equal to the Designated Proceeds of such Mandatory Prepayment Event over the amount (if any) applied to prepay Loans pursuant to
Section 6.2.2.

      6.1.3 All Reductions of the Revolving Commitment. All reductions of the Revolving Commitment shall reduce the Commitments ratably among the Lender according to their respective Shares.

      6.2 Prepayments.

      6.2.1 Voluntary Prepayments. The Company may from time to time prepay the Loans in whole or in part; provided that the Company shall give the Lender (which shall promptly advise Lender) notice thereof not later than 12:00 P.M., Chicago/Central Time, on the day of such prepayment (which shall be a Business
Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $250,000 or a higher integral multiple of $25,000.

      6.2.2 MANDATORY PREPAYMENTS.

      (a) If on any day the Revolving Outstandings plus the outstanding amount of the Swing Line Loan exceeds the Borrowing Base, the Company shall immediately prepay Revolving Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

      (b) If on any day on which the Revolving Commitment is reduced pursuant to
Section 6.1.2 the Revolving Outstandings plus the outstanding amount of the Swing Line Loan exceeds the Revolving Commitment, the Company shall immediately prepay Revolving Loans or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

      6.3 Manner of Prepayments.

      6.3.1 All Prepayments. Each voluntary partial prepayment shall be in a principal amount of $250,000 or a higher integral multiple of $25,000. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to
Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans (other than the Swing Line Loans) shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.

      6.4 Repayments.

      6.4.1 Revolving Loans. The Revolving Loans of Lender shall be paid in full and the Revolving Commitment shall terminate on the Termination Date.

      SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

      7.1 Making of Payments. All payments of principal or interest on the Notes, and of all fees, shall be made by the Company to the Lender in immediately available funds at the office specified by the Lender not later than 12:00 P.M., Chicago/Central Time, on the date due; and funds received after that hour shall be deemed to have been received by the Lender on the following Business Day. All payments under Section 7.1 shall be made by the Company directly to the Lender entitled thereto without setoff, counterclaim or other defense.

      7.2 Application of Certain Payments. So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3. After the occurrence and during the continuance of an Unmatured Event of Default or Event of Default, all amounts collected or received by the Lender as proceeds from the sale of, or other realization upon, all or any part of the collateral shall be applied as the Lender shall determine in its discretion or, in the absence of a specific determination by the Lender, as set forth in the Guaranty and/or Security Agreement.

      7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

      7.4 Setoff. The Company agrees that the Lender has all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Event of Default exists, the Lender may apply to the payment of any Obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Lender.

      7.5 Taxes.

      (a) All payments made by the Company hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by the Company free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

      (b) If the Company makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, the Company shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.5(b)), the amount paid to the Lender equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.5(b). To the extent the Company withholds any Taxes on payments hereunder or under any Loan Document, the Company shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Lender within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Lender) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

      (c) If the Lender is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against the Lender with respect to amounts received or receivable hereunder or under any other Loan Document, the Company will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.5(c). A certificate prepared in good faith as to the amount of such payment by the Lender shall, absent manifest error, be final, conclusive, and binding on all parties.

      SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

      8.1 Increased Costs. (a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section
4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender; or (ii) shall impose on Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) Lender (or any LIBOR Office of Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Lender), the Company shall pay directly to Lender such additional amount as will compensate Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Lender first made demand therefor.

      (b) If Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by Lender or any Person controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender's or such controlling Person's capital as a consequence of Lender's obligations hereunder or under any Letter of Credit to a level below that which Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration Lender's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by Lender or such controlling Person to be material, then from time to time, upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Lender), the Company shall pay to Lender such additional amount as will compensate Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Lender first made demand therefor.

      8.2 Basis for Determining Interest Rate Inadequate or Unfair. If

      (a) the Lender reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

      (b) the Lender advise the Lender that the LIBOR Rate as determined by the Lender will not adequately and fairly reflect the cost to Lender of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which Lender may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Lender materially affects such Loans;

then the Lender shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

      8.3 Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of Lender cause a substantial question as to whether it is) unlawful for Lender to make, maintain or fund LIBOR Loans, then Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lender which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an "Affected Loan") shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

      8.4 Funding Losses. The Company hereby agrees that upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Lender), the Company will indemnify Lender against any net loss or expense which Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain any LIBOR Loan), as reasonably determined by Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Lender pursuant to this Agreement shall be deemed to be irrevocable.

      8.5 Right of Lender to Fund through Other Offices. Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by Lender and the obligation of the Company to repay such Loan shall nevertheless be to Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

      8.6 Discretion of Lender as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

      8.7 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lender may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

      SECTION 9 REPRESENTATIONS AND WARRANTIES.

      To induce the Lender to enter into this Agreement and to induce the Lender to make Loans and issue in Letters of Credit hereunder, the Company represents and warrants to the Lender that:

      9.1 Organization. Each Loan Party is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

      9.2 Authorization; No Conflict. Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Company is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by the Company hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of the Lender created pursuant to the Collateral Documents).

      9.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity.

      9.4 Financial Condition. The audited consolidated financial statements of the Company and its Subsidiaries as at December 31, 2003, and the unaudited consolidated financial statements of the Company and the Subsidiaries as at June 30, 2004, copies of each of which have been delivered to Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such date[s] and the results of their operations for the period[s] then ended.

      9.5 No Material Adverse Change. Since December 31, 2003, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole.

      9.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company's knowledge, threatened against any Loan Party which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, no Loan Party has any material contingent liabilities not listed on Schedule 9.6 or permitted by Section 11.1.

      9.7 Ownership of Properties; Liens. Each Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 11.2.

      9.8 Equity Ownership; Subsidiaries. All issued and outstanding Capital Securities of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of the Lender, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 9.8 sets forth the authorized Capital Securities of each Loan Party as of the Closing Date. All of the issued and outstanding Capital Securities of the Company are owned as set forth on Schedule 9.8 as of the Closing Date, and all of the issued and outstanding Capital Securities of each Wholly-Owned Subsidiary is, directly or indirectly, owned by the Company. As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Loan Party.

      9.9 Pension Plans. (a) The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent of the Total Plan Liability for all such Pension Plans. Each Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of Company, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or Company or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, neither the Company nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.

      (b) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

      9.10 Investment Company Act. No Loan Party is an "investment company" or a company "controlled" by an "investment company" or a "subsidiary" of an "investment company," within the meaning of the Investment Company Act of 1940.

      9.11 Public Utility Holding Company Act. No Loan Party is a "holding company", or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935.

      9.12 Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

      9.13 Taxes. Each Loan Party has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Loan Parties have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable. No Loan Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

      9.14 Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

      9.15 Environmental Matters. The on-going operations of each Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Loan Party and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim (other than for De Minimis Matters) or Hazardous Substance. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances.

      9.16 Insurance. Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party). Each Loan Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.

      9.17 Real Property. Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Loan Party, together with, in the case of leased property, the name and mailing address of the lessor of such property.

      9.18 Information. All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to the Lender or Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to the Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Lender that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

      9.19 Intellectual Property. Each Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

      9.20 Burdensome Obligations. No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.

      9.21 Labor Matters. Except as set forth on Schedule 9.21, no Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

      9.22 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

      9.23 Subordinated Debt. The subordination provisions of the Subordinated Debt are enforceable against the holders of the Subordinated Debt by the Lender. All Obligations constitute Senior Debt entitled to the benefits of the subordination provisions contained in the

Subordinated Debt. The Company acknowledges that the Lender is entering into this Agreement and are extending the Commitments and making the Loans in reliance upon the subordination provisions of the Subordinated Debt and this
Section 9.23.

      SECTION 10 AFFIRMATIVE COVENANTS.

      Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Lender shall otherwise expressly consent in writing, it will:

      10.1 Reports, Certificates and Other Information. Furnish to the Lender:

      10.1.1 Annual Report. Promptly when available and in any event within 90 days after the close of each Fiscal Year: (a) a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Company and reasonably acceptable to the Lender, together with (i) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Company was not in compliance with any provision of Section 11.1, 11.3, 11.4 or 11.14 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Company was not in compliance with any such provision, describing such non-compliance in reasonable detail and (ii) a comparison with the budget for such Fiscal Year and a comparison with the previous Fiscal Year; and (b) a consolidating balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidating statement of earnings and cash flows for the Company and its Subsidiaries for such Fiscal Year, certified by a Senior Officer of the Company. Notwithstanding the provisions of this Section 10.1.1, the annual audited statements for Star Insurance Company shall be due the following June 1st for each year end during the term commencing with June 1, 2005; and annual statutory statements of Star Insurance Company are due within 120 days of each year end.

      10.1.2 Interim Reports. (a) Promptly when available and in any event within 45 days after the end of each Fiscal Quarter, consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated and consolidating statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by a Senior Officer of the Company; and (b) promptly when available and in any event within 45 days after the end of each quarter, the statutory statements of Star Insurance Company, certified by a Senior Officer of the Company.

      10.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Company, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 11.14 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of the Company's management setting forth a discussion of the Company's financial condition, changes in financial condition and results of operations.

      10.1.4 Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

      10.1.5 Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

            (a) the occurrence of an Event of Default or an Unmatured Event of Default;

            (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Lender which has been instituted or, to the knowledge of the Company, is threatened against any Loan Party or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

            (c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement welfare benefit plan or other employee benefit plan of the Company or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

            (d) any cancellation or material change in any insurance maintained by any Loan Party; or

            (e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.

      10.1.6 Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company.

      10.1.7 Projections. As soon as practicable, and in any event not later than 30 days prior to the commencement of each Fiscal Year, financial projections for the Company and its Subsidiaries for such Fiscal Year (including monthly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by the Company to the Lender prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Lender, accompanied by a certificate of a Senior Officer of the Company on behalf of the Company to the effect that (a) such projections were prepared by the Company in good faith, (b) the Company has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.

      10.1.8 Subordinated Debt Notices. Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt.

      10.1.9 Other Information. Promptly from time to time, such other information concerning the Loan Parties as the Lender may reasonably request.

      10.2 Books, Records and Inspections. Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, the Lender or any representative thereof to inspect the properties and operations of the Loan Parties; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the Lender or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with the Lender or any representative thereof), and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, the Lender and its representatives to inspect the Inventory and other tangible assets of the Loan Parties, to perform appraisals of the equipment of the Loan Parties, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other collateral. All such inspections or audits by the Lender shall be at the Company's expense, provided that so long as no Event of Default or Unmatured Event of Default exists, the Company shall not be required to reimburse the Lender for inspections or audits more frequently than once each Fiscal Year. Absent any Event of Default, any Unmatured Event of Default and any unforeseen circumstance, the Lender estimates the costs for such inspections or audits to be Fifteen Thousand and 00/100 Dollars ($15,000.00) in each instance.

      10.3 Maintenance of Property; Insurance. (a) Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted.

      (b) Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 9.16 and shall have insured amounts no less than, and deductibles no higher than, those set forth on such schedule; and, upon request of the Lender, furnish to the Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties. The Company shall cause each issuer of an insurance policy to provide the Lender with an endorsement (i) showing the Lender as loss payee with respect to each policy of property or casualty insurance and naming the Lender as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days' notice will be given to the Lender prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and
(iii) reasonably acceptable in all other respects to the Lender. The Company shall execute and deliver to the Lender a collateral assignment, in form and substance satisfactory to the Lender, of each business interruption insurance policy maintained by the Company.

            (c) UNLESS THE COMPANY PROVIDES THE LENDER WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE LENDER MAY PURCHASE INSURANCE AT THE COMPANY'S EXPENSE TO PROTECT THE LENDER'S INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY LOAN PARTY'S INTERESTS. THE COVERAGE THAT THE LENDER PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY LOAN PARTY IN CONNECTION WITH THE COLLATERAL. THE COMPANY MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE LENDER, BUT ONLY AFTER PROVIDING THE LENDER WITH EVIDENCE THAT THE COMPANY HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE LENDER PURCHASES INSURANCE FOR THE COLLATERAL, THE COMPANY WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE LOAN PARTIES MAY BE ABLE TO OBTAIN ON THEIR OWN.

      10.4 Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause
(a) above, comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act ("BSA") and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.

      10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 11.5) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

      10.6 Use of Proceeds. Use the proceeds of the Loans, and the Letters of Credit solely to pay off the Debt to be Repaid (Schedule 12.1), to fund Inter-Company/Subsidiary Loans with a duration of not more than 90 days, which in the aggregate do not exceed $3,000,000 at any time ("Inter-Company/Subsidiary Loan") for working capital purposes, for Capital Expenditures and for other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.

      10.7 Employee Benefit Plans.

      (a) Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

      (b) Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

      (c) Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any

Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

      10.8 Environmental Matters. Except with respect to De Minimis Matters, if any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, the Company shall, or shall cause the applicable Loan Party to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Company shall, and shall cause each other Loan Party to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

      10.9 Further Assurances. Take, and cause each other Loan Party to take, such actions as are necessary or as the Lender may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by substantially all of the assets of the Company and each domestic Subsidiary (as well as all Capital Securities of each domestic Subsidiary and 65% of all Capital Securities of each direct foreign Subsidiary) and guaranteed by each domestic Subsidiary (including, upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date), in each case as the Lender may determine, including (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession.

      10.10 Deposit Accounts. Unless the Lender otherwise consents in writing, in order to facilitate the Lender's maintenance and monitoring of their security interests in the collateral, the Company, Meadowbrook, Inc., Star Insurance Company and Savers Property and Casualty Insurance Company shall maintain all of their principal deposit accounts with the Lender.

      10.11 Syndication. Enter into such modifications to the Loan Documents as the Lender may reasonably request as necessary for the initial syndication of the Loans and the Commitments and, in the event such initial syndication shall prove to be impracticable in the Lender's reasonable determination, such modifications (including adjustments to the Base Rate Margin and/or LIBOR Margin) as the Lender may reasonably request as necessary to make the syndication of the Loans and the Commitments reasonably practicable.

      SECTION 11 NEGATIVE COVENANTS

      Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Lender shall otherwise expressly consent in writing, it will:

      11.1 Debt. Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:

            (a) Obligations under this Agreement and the other Loan Documents;

            (b) Debt secured by Liens permitted by Section 11.2(d), and extensions, renewals and refinancings thereof;

            (c) Debt of the Company to any domestic Wholly-Owned Subsidiary or Debt of any domestic Wholly-Owned Subsidiary to the Company or another domestic Wholly-Owned Subsidiary; provided that such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and pledged and delivered to the Administrative Agent pursuant to the Collateral Documents as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations of the Company hereunder in a manner reasonably satisfactory to the Administrative Agent; and provided further that this Section shall not apply to Inter-Company/Subsidiary Loans as defined in Section 10.6;

            (d) Subordinated Debt;

            (e) Hedging Obligations approved by Administrative Agent and incurred in favor of Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;

            (f) Debt described on Schedule 11.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

            (g) the Debt to be Repaid (so long as such Debt is repaid on the Closing Date with the proceeds of the initial Loans hereunder);

            (h) Contingent Liabilities arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 11.5; AND

            (i) UP TO $1,500,000 GUARANTY OF DEBT OF RENAISSANCE ALLIANCE INSURANCE SERVICES, LLC, AN UNAFFILIATED AGENCY, SO LONG AS COMPANY ASSIGNS ALL RIGHTS TO PROCEEDS FROM THE DISPOSITION OF PLEDGED SHARES TO LENDER PURSUANT TO THE SECURITY AGREEMENT; AND

            (j) other unsecured subordinated Debt, in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding $5,000,000, annually.

      11.2 Liens. Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except the following, so long as they do not create or with the passage of time are reasonably expected to create an Event of Default or other breach of the Loan
Documents:

            (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

            (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

            (c) Liens described on Schedule 11.2 as of the Closing Date;

            (d) subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired;

            (e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $1,000,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

            (f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party;

            (g) Liens arising under the Loan Documents; and

            (h) the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof).

      11.3 Operating Leases. Not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by the Loan Parties (on a consolidated basis) to exceed $1,000,000 in any Fiscal Year.

      11.4 Restricted Payments. Not, and not permit any other Loan Party to, (a) make any distribution to any holders of its Capital Securities, (b) except with respect to the Equity Repurchase Plan of the Company (as defined in Schedule 9.8), purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Subordinated Debt or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to the Company or to a domestic Wholly-Owned Subsidiary; (ii) SO LONG AS NO EVENT OF DEFAULT OR UNMATURED EVENT OF DEFAULT EXISTS OR WOULD RESULT THEREFROM, THE COMPANY MAY PAY [INSERT PERMITTED DIVIDENDS/DISTRIBUTIONS, IF ANY]; and (iii) the Company may make regularly scheduled payments of interest in respect of Subordinated Debt to the extent permitted under the subordination provisions thereof.

      11.5 Mergers, Consolidations, Sales. Not, and not permit any other Loan Party to, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of inventory in the ordinary course of business, or (c) sell or assign with or without recourse any receivables, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or into any other domestic Wholly-Owned Subsidiary; (ii) any such purchase or other acquisition by the Company or any domestic Wholly-Owned Subsidiary of the assets or Capital Securities of any Wholly-Owned Subsidiary; [and (iii) any Acquisition by the Company or any domestic Wholly-Owned Subsidiary where:

            (A) the business or division acquired are for use, or the Person acquired is engaged, in the businesses engaged in by the Loan Parties on the Closing Date;

            (B) immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist;

            (C) the aggregate consideration to be paid by the Loan Parties (including any Debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP) in connection with such Acquisition (or any series of related Acquisitions) is less than $3,000,000;

            (D) immediately after giving effect to such Acquisition, the Company is in pro forma compliance with all the financial ratios and restrictions set forth in Section 11.14;

            (E) in the case of the Acquisition of any Person, the Board of Directors of such Person has approved such Acquisition;

            (F) reasonably prior to such Acquisition, the Lender shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Lender may require to evidence the termination of Liens on the assets or business to be acquired;

            (G) not less than ten Business Days prior to such Acquisition, the Lender shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the Company's calculation of pro forma EBITDA relating thereto;

            (H) the Lender and Lender shall have approved the Company's computation of pro forma EBITDA;

            (I) consents have been obtained in favor of the Lender to the collateral assignment of rights and indemnities under the related acquisition documents and opinions of counsel for the Loan Parties and (if delivered to the Loan Party) the selling party in favor of the Lender have been delivered; and

            (J) the provisions of Section 10.10 have been satisfied].

      11.6 Modification of Organizational Documents. Not permit the charter, by-laws or other organizational documents of any Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lender.

      11.7 Transactions with Affiliates. Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

      11.8 Unconditional Purchase Obligations. Not, and not permit any other Loan Party to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

      11.9 Inconsistent Agreements. Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document,
(b) prohibit any Loan Party from granting to the Lender, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases and other contracts restricting the assignment thereof.

      11.10 Business Activities; Issuance of Equity. Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto. Not, and not permit any other Loan Party to, issue any Capital Securities other than
(a) any issuance of shares of the Company's common Capital Securities pursuant to any employee or director option program, benefit plan or compensation program or (b) any issuance by a Subsidiary to the Company or another Subsidiary in accordance with Section 11.4.

      11.11 Investments. Except with respect to the Insurance Subsidiaries, not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person, except the following:

            (a) contributions by the Company to the capital of any Wholly-Owned Subsidiary, or by any Subsidiary to the capital of any other domestic Wholly-Owned Subsidiary, so long as the recipient of any such capital contribution has guaranteed the Obligations and such guaranty is secured by a pledge of all of its Capital Securities and substantially all of its real and personal property, in each case in accordance with Section 10.10;

            (b) Investments constituting Debt permitted by Section 11.1;

            (c) Contingent Liabilities constituting Debt permitted by Section
      11.1 or Liens permitted by Section 11.2;

            (d) Cash Equivalent Investments;

            (e) bank deposits in the ordinary course of business, provided that, with respect to the Company, Meadowbrook, Inc., Star Insurance Company and Savers Property and Casualty Insurance Company, the aggregate amount of all such deposits (excluding amounts in payroll accounts or for accounts payable, in each case to the extent that checks have been issued to third parties) which are maintained with any bank other than Lender shall not at any time exceed $100,000; and excluding any amount held in Comerica Bank until January 31, 2005;

            (f) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

            (g) Investments to consummate Acquisitions permitted by Section 11.5; and

            (h) Investments listed on Schedule 11.11 as of the Closing Date.

provided that (x) any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (b),
(c), or (g) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

      11.12 [Intentionally Omitted]

      11.13 Fiscal Year. Not change its Fiscal Year.

      11.14 Financial Covenants.

      11.14.1 A.M. BEST Rating. Not permit the A.M. BEST Rating of Star Insurance Company at any period while any Obligations are outstanding under the Revolving Loans to be less than the applicable rating set forth below for such Computation Period:

           COMPUTATION PERIOD                           A.M. BEST RATING
           continually tested                           B

      11.14.2 Interest Coverage Ratio. Not permit the Interest Coverage Ratio for any Computation Period to be less than the applicable ratio set forth below for such Computation Period:

           COMPUTATION                                  INTEREST
           PERIOD ENDING                                COVERAGE RATIO
           Quarterly (on a rolling four-quarter basis)  2.0:1

      11.14.3 Minimum Adjusted Net Worth. Not permit the Adjusted Net Worth of the Company (defined as GAAP Net Worth less net unrealized gains) as of the last day of any Computation Period to be less than the applicable Minimum Adjusted Net Worth set forth below for such Computation Period:

           COMPUTATION                                  MINIMUM ADJUSTED
           PERIOD ENDING                                NET WORTH
           Tested Quarterly                             $130,000,000 and
                                                        increasing annually
                                                        commencing June 30,
                                                        2005, by 50% of the
                                                        prior Fiscal Year's
                                                        positive net income

      11.14.4 Minimum Risk Based Capital Ratio for Star Insurance Company. Not permit the Minimum Risk Based Capital Ratio for Star Insurance Company as of the last day of any Computation Period to fail to meet the minimum applicable ratio set forth below for such Computation Period:

           COMPUTATION                                  MINIMUM RISK BASED
           PERIOD ENDING                                CAPITAL RATIO
           Quarterly                                    1.75:1.00 (total
                                                        Adjusted Capital to
                                                        Company Action Level
                                                        R.B.C.)

      11.15 Cancellation of Debt. Not, and not permit any other Loan Party to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business, and except for the cancellation of debts or claims not to exceed $100,000 in any Fiscal Year.

      SECTION 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

      The obligation of Lender to make its Loans and of the Issuing Lender to issue Letters of Credit is subject to the following conditions precedent:

      12.1 Initial Credit Extension. The obligation of the Lender to make the initial Loans is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that (a) all Debt to be Repaid (see
Schedule 12.1) has been (or concurrently with the initial borrowing will be) paid in full, and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated and (b) the Administrative Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Lender is called the "Closing Date"):

      12.1.1 Notes. A Note for Lender.

      12.1.2 Authorization Documents. For each Loan Party, such Person's (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by the Administrative Agent; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person's execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and
(e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Administrative Agent and Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

      12.1.3 Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 12.

      12.1.4 Letter of Direction. A letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date.

      12.1.5 Guaranty and Collateral Agreement. A counterpart of the Guaranty and Collateral Agreement executed by each Loan Party, together with all instruments, transfer powers and other items required to be delivered in connection therewith.

      12.1.6 Perfection Certificate. A Perfection Certificate completed and executed by each Loan Party.

      12.1.7 Subordination Agreements. Subordination Agreements with respect to all Subordinated Debt, as may be requested by the Administrative Agent from time to time.

      12.1.8 Opinion of Counsel. Opinions of counsel for Company in form reasonably satisfactory to Lender in form provided by Lender's counsel.

      12.1.9 Insurance. Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that the Administrative Agent has been named as Lender's loss payee and an additional insured on all related insurance policies.

      12.1.10 Copies of Documents. Copies of the Company and Subsidiaries' organizational documents, authorizing resolutions and incumbency certificates certified by the secretary or assistant secretary (or similar officer) of the Company as being true, accurate and complete.

      12.1.11 Payment of Initial Fees. [WAIVED BY ADMINISTRATIVE AGENT FOR INITIAL CREDIT EXTENSION]

      12.1.12 Search Results; Lien Terminations. Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with (a) copies of such financing statements, (b) payoff letters evidencing repayment in full of all Debt to be Repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Liens permitted by Section 11.2) and (c) such other Uniform Commercial Code termination statements as the Administrative Agent may reasonably request.

      12.1.13 Filings, Registrations and Recordings. The Administrative Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lender, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording.

      12.1.14 Closing Certificate, Consents and Permits. A certificate executed by an officer of the Company on behalf of the Company certifying (a) the matters set forth in Section 12.2.1 as of the Closing Date and (b) the occurrence of the closing of the Related Transactions and that such closing has been consummated in accordance with the terms of the Related Agreements without waiver of any material condition thereof; together with evidence that (i) all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by the Company in connection with the Related Transactions have been duly obtained and are in full force and effect and (ii) all material permits necessary for the operation of any business(es) acquired in connection with the Related Transactions have been obtained.

      12.1.15 Other. Such other documents as the Administrative Agent or Lender may reasonably request.

      12.2 Conditions. The obligation (a) of Lender to make each Loan and (b) of the Issuing Lender to issue each Letter of Credit is subject to the following further conditions precedent that:

      12.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

            (a) the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

            (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

      12.2.2 Confirmatory Certificate. If requested by the Lender, the Lender shall have received (in sufficient counterparts to provide one to Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in
Section 12.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Lender may reasonably request in support thereof.

      SECTION 13 EVENTS OF DEFAULT AND THEIR EFFECT.

      13.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

      13.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Company hereunder or under any other Loan Document.

      13.1.2 Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $500,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

      13.1.3 Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Loan Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

      13.1.4 Bankruptcy, Insolvency, etc. Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

      13.1.5 Non-Compliance with Loan Documents. (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Section 10.1.5, 10.3(b) or 10.5 or Section 11; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section
13) and continuance of such failure described in this clause (b) for 30 days.

      13.1.6 Representations; Warranties. Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

      13.1.7 Pension Plans. (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination the Company or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $100,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) the Unfunded

Liability exceeds twenty percent of the Total Plan Liability, or (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $100,000.

      13.1.8 Judgments. Final judgments which exceed an aggregate of $750,000 shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

      13.1.9 Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

      13.1.10 Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

      13.1.11 Change of Control. A Change of Control shall occur.

      13.1.12 Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.

      13.2 Effect of Event of Default. If any Event of Default described in
Section 13.1.4 shall occur in respect of the Company, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Lender may (and, upon the written request of the Lender shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Company shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. The Lender shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by the Lender (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Lender to any remaining Obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.

      SECTION 14 GENERAL.

      14.1 Waiver; Amendments. No delay on the part of the Lender or any Participant in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Participant without the written consent of such Participant, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Participant directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Participant directly affected thereby; or (d) release any party from its obligations under the Guaranty or all or any substantial part of the collateral granted under the Collateral Documents, change the definition of Lender, any provision of this Section 15.1 or reduce the aggregate Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Participants. No provision of Section 14 or other provision of this Agreement affecting the Lender in its capacity as such shall be amended, modified or waived without the consent of the Lender. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

      14.2 Confirmations. The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Lender) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

      14.3 Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Lender shall be entitled to rely on telephonic instructions from any person that the Lender in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Lender and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

      14.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Lender that the Company wishes to amend any covenant in Section 10 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Lender notifies the Company that the Lender wish to amend Section 10 (or any related definition) for such purpose), then the Company's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Company and the Lender.

      14.5 Costs, Expenses and Taxes. Except as provided in Section 12.1.11, the Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Lender (including Attorney Costs and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by the Lender and Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, the Company agrees to pay, and to save the Lender harmless from all liability for, any fees of the Company's auditors in connection with any reasonable exercise by the Lender of their rights pursuant to Section 10.2. All Obligations provided for in this Section
15.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

      14.6 Assignments; Participations.

      14.6.1 Assignments. (a) Lender may at any time assign to one or more Persons (any such Person, an "Assignee") all or any portion of Lender's Loans and Commitments, with the prior written consent of (so long as no Event of Default exists, in which case no consent shall be required), the Company (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by Lender to an Affiliate of Lender). The Company shall be entitled to continue to deal solely and directly with Lender in connection with the interests so assigned to an Assignee until the Company shall have received and accepted an effective assignment agreement (an "Assignment Agreement") executed, delivered and fully completed by the applicable parties. The Company shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless the Company has expressly objected to such assignment within three Business Days after notice thereof.

      (b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Company shall execute and deliver to the Lender for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee's Share of the Revolving Commitment plus the principal amount of the Assignee's Loan[s] (and, as applicable, a Note in the principal amount of the Share of the Revolving Commitment retained by the assigning Lender plus the principal amount of the Loan[s] retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to the Company any prior Note held by it.

      (c) Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

      14.6.2 Participations. Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a "Participant"). In the event of a sale by Lender of a participating interest to a Participant, (a) Lender's obligations hereunder shall remain unchanged for all purposes, (b) the Company shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations hereunder and (c) all amounts payable by the Company shall be determined as if Lender had not sold such participation and shall be paid directly to Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 14.1 expressly requiring the unanimous vote of Lender and affected Participants. Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which Lender enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lender, and the Lender agrees to share with each Participant, as provided in
Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 or 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or 8 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 7.6(d) as if it were an Assignee).

      14.7 Register. The Lender shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the "Register") for the recordation of names and addresses of the Lender and the Commitment of Lender from time to time and whether Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of

Lender's interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Lender shall not incur any liability of any kind with respect to Lender with respect to the maintenance of the Register.

      14.8 GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MICHIGAN APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

      14.9 Confidentiality. As required by federal law and the Lender's policies and practices, the Lender may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. The Lender agree to use commercially reasonable efforts (equivalent to the efforts the Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that the Lender may disclose such information (a) to Persons employed or engaged by the Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Lender's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Lender is a party; (f) to any nationally recognized rating agency that requires access to information about Lender's investment portfolio in connection with ratings issued with respect to Lender; (g) to any Affiliate of the Lender, the Issuing Lender or any other Lender who may provide Bank Products to the Loan Parties; or (h) that ceases to be confidential through no fault of the Lender. Notwithstanding the foregoing, the Company consents to the publication by the Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and the Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

      14.10 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

      14.11 Nature of Remedies. All Obligations of the Company and rights of the Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

      14.12 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Lender.

      14.13 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lender shall deemed to be originals.

      14.14 Successors and Assigns. This Agreement shall be binding upon the Company, the Lender and their respective successors and assigns, and shall inure to the benefit of the Company, the Lender and the successors and assigns of the Lender. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Company may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Lender.

      14.15 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

      14.16 Customer Identification - USA Patriot Act Notice. Lender and Standard Federal (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the "Act"), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow Lender to identify the Loan Parties in accordance with the Act.

      14.17 INDEMNIFICATION BY THE COMPANY. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE LENDER AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, THE COMPANY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD THE LENDER, AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE LENDER (EACH A "LENDER PARTY") FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE "INDEMNIFIED LIABILITIES"),

INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS (INCLUDING THE [RELATED TRANSACTIONS]) OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON,
(D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, THE COMPANY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 14.17 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

      14.18 Nonliability of Lender. The relationship between the Company on the one hand and the Lender on the other hand shall be solely that of borrower and lender. Lender has no fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Lender does not undertake any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party's business or operations. The Company agrees, on behalf of itself and each other Loan Party, that the Lender shall have no liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED

THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND THE COMPANY ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). The Company acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lender or among the Loan Parties and the Lender

      14.19 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF MICHIGAN OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF MICHIGAN AND OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF MICHIGAN. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

      14.20 WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

                            [signature pages follow]

      The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

                                           MEADOWBROOK INSURANCE GROUP, INC.

                                           By: _________________________________
                                           Name: _______________________________
                                           Title: ______________________________

                            Signature Page to Credit
                                    Agreement

                                           STANDARD FEDERAL BANK NATIONAL
                                           ASSOCIATION, as Administrative Agent,
                                           as Issuing Lender and as a Lender


                                           By: _________________________________
                                           Name: _______________________________
                                           Title: ______________________________

                            Signature Page to Credit
                                    Agreement

                                     ANNEX B

                              ADDRESSES FOR NOTICES

MEADOWBROOK INSURANCE GROUP, INC.

26600 Telegraph Road
Southfield, Michigan 48034

Attention: ___________________
Telephone: __________________
Facsimile: ___________________

STANDARD FEDERAL BANK NATIONAL ASSOCIATION

Notices of Borrowing , Conversion, and Continuation

2600 West Big Beaver Road
Troy, Michigan 48084

Attention: Laura M. Kalil
           First Vice President
Telephone: (248) 822-5684
Facsimile: (248) 637-5003

All Other Notices

2600 West Big Beaver Road
Troy, Michigan 48084

Attention: Laura M. Kalil
           First Vice President
Telephone: (248) 822-5684
Facsimile: (248) 637-5003

LASALLE BANK NATIONAL ASSOCIATION

135 South LaSalle Street, Suite 1425
Chicago, Illinois 60603

Attention: Brad Nelson
Telephone: (312) 904-1999
Facsimile: (312) 904-4448

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                                    EXHIBIT A

                          [see Revolving Note attached]

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                                    EXHIBIT B

                         FORM OF COMPLIANCE CERTIFICATE

To:         Standard Federal Bank National Association, as Administrative Agent

      Please refer to the Credit Agreement dated as of November 12, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") among Meadowbrook Insurance Group, Inc. (the "Company"), and Standard Federal Bank National Association, as Lender and Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I. Reports. Enclosed herewith is a copy of the ANNUAL AUDITED OR QUARTERLY report of the Company as at _____________, ____ (the "Computation Date"), which report fairly presents in all material respects the financial condition and results of operations (SUBJECT TO THE ABSENCE OF FOOTNOTES AND TO NORMAL YEAR-END ADJUSTMENTS) of the Company as of the Computation Date and has been prepared in accordance with GAAP consistently applied; and the following Adjusted EBITDA Reports:

      ADJUSTED EBITDA REPORT

      1.        Net Income of Company and                       $________
                applicable Subsidiaries

      2.        Plus:     Interest Expense                      $________
                          income tax expense                    $________
                          depreciation                          $________
                          amortization                          $________

      3.        Total (Adjusted EBITDA)                         $________

II. Financial Tests. The Company hereby certifies and warrants to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement:

A.    SECTION 11.14.1 - A.M. BEST RATING (STAR INSURANCE COMPANY)

      1.        Rating                                          _________

B.    SECTION 11.14.2 - MINIMUM INTEREST COVERAGE RATIO

      1.        Adjusted EBITDA                                 $________
                (from Item A(3) above)

      2.        Interest Expense                                $________

      3.        Ratio of (1) to (2)                             ____ to 1

      4.        Minimum required                                ____ to 1

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C.    SECTION 11.14.3 - MINIMUM ADJUSTED NET WORTH

      1.        GAAP Net Worth                                  $________

      2.        Net Unrealized Gains                            $________

      3.        Product of (1) minus (2)                        $________

      4.        Minimum allowed                                 $________

D.    SECTION 11.14.4 - MINIMUM RISK BASED CAPITAL RATIO (STAR INSURANCE
      COMPANY)

      1.        Total Adjusted Capital                          $________

      2.        Company Action Level                            $________

      3.        Ratio of (1) to (2)                             ____ to 1

      4.        Minimum allowed                                 1.75 to 1

      The Company further certifies to you that no Event of Default or Unmatured Event of Default has occurred and is continuing.

      The Company has caused this Certificate to be executed and delivered by its duly authorized officer on _________, ____.

                                                MEADOWBROOK INSURANCE GROUP,
                                                INC.

                                                By: ____________________________
                                                Name: __________________________
                                                Title: _________________________

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                                    EXHIBIT D

                           FORM OF NOTICE OF BORROWING

      To:    Standard Federal Bank National Association, as Administrative Agent

      Please refer to the Credit Agreement dated as of November __, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") among Meadowbrook Insurance Group, Inc. (the "Company"), various financial institutions and Standard Federal Bank National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

      The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.2 of the Credit Agreement, of a request hereby for a borrowing as follows:

      (i) The requested borrowing date for the proposed borrowing (which is a Business Day) is _____, ____.

      (ii) The aggregate amount of the proposed borrowing is $______________.

      (iii) The type of Revolving Loans comprising the proposed borrowing are [Base Rate] [LIBOR] Loans.

      (iv) The duration of the Interest Period for each LIBOR Loan made as part of the proposed borrowing, if applicable, is ___________ months (which shall be 1, 2, 3 or 6 months).

      The undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby: (i) there exists and there shall exist no Unmatured Event of Default or Event of Default under the Credit Agreement; and (ii) each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Credit Agreement.

      The Company has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on ___________, ______.

                                                MEADOWBROOK INSURANCE GROUP,
                                                INC.

                                                By: ____________________________
                                                Name: __________________________
                                                Title: _________________________

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                                    EXHIBIT E

                    FORM OF NOTICE OF CONVERSION/CONTINUATION

      To:    Standard Federal Bank National Association, as Administrative Agent

      Please refer to the Credit Agreement dated as of November __, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") among Meadowbrook Insurance Group, Inc. (the "Company"), various financial institutions and Standard Federal Bank National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

      The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.3 of the Credit Agreement, of its request to:

            (a) on [ date ] convert $[________]of the aggregate outstanding principal amount of the [_______] Loan, bearing interest at the [________] Rate, into a(n) [________] Loan [and, in the case of a LIBOR Loan, having an Interest Period of [_____] month(s)];

            [(b) on [ date ] continue $[________]of the aggregate outstanding principal amount of the [_______] Loan, bearing interest at the LIBOR Rate, as a LIBOR Loan having an Interest Period of [_____] month(s)].

      The undersigned hereby represents and warrants that all of the conditions contained in Section 12.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto.

      The Company has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on ___________,
______.

                                                MEADOWBROOK INSURANCE GROUP,
                                                INC.

                                                By: ____________________________
                                                Name: __________________________
                                                Title: _________________________

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                                  SCHEDULE 1.1
                              DEBENTURES/INDENTURES

1. Junior Subordinated Indenture between Meadowbrook Insurance Group, Inc. and JPMorgan Chase Bank, as Trustee, dated as of September 20, 2003

2. Indenture between Meadowbrook Insurance Group, Inc. and JPMorgan Chase Bank, as Trustee, dated as of April 29, 2004

3. Indenture between Meadowbrook Insurance Group, Inc. and Wilmington Trust Company, as Trustee, dated as of May 26, 2004 (Floating Rate Senior Debentures Due 2034)

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                                 SCHEDULE 1.1(B)
                           SUBSIDIARIES OF THE COMPANY

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                                  SCHEDULE 9.8
                                EQUITY OWNERSHIP

      The Company's Board of Directors has approved a 24-month Stock Repurchase Plan whereby the Company has directed its representative to repurchase up to 1,000,000 shares of the Company's common shares on the public market (the "Equity Repurchase Plan").

                                  SCHEDULE 11.2
                                 PERMITTED LIENS

      That certain mortgage from Company as Mortgagor to Star Insurance Company as Mortgagee with respect to a newly constructed office building and real estate located in Southfield, Michigan (the "Star Mortgage"). The Star Mortgage shall be non-assignable/ nontransferable without Lender's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

                                  SCHEDULE 12.1
                                DEBT TO BE REPAID

Comerica Debt $_____________